UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2019

NUANCE COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27038	94-3156479
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS employer Identification No.)

1 Wayside Road Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

(781) 565-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	NUAN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01.	Regulation FD Disclosure.

On September 30, 2019, Nuance Communications, Inc. (“Nuance”) announced that, in connection with the previously announced spin-off (the “Spin-Off”) of Cerence Inc. (“Cerence” or the “Borrower”), Cerence priced its senior secured facilities, consisting of:

•	a five-year senior secured term loan facility in an aggregate principal amount of $270.0 million (the “Term Loan Facility”); and

•	a 54-month senior secured first-lien revolving credit facility in an aggregate principal amount of $75.0 million (the “Revolving Facility” and, together with the Term Loan Facilities, the “Senior Credit Facilities”).

Cerence expects that up to the equivalent of $15.0 million may be utilized under the Revolving Facility for the issuance of letters of credit to the Borrower or any of its subsidiaries. Letters of credit will be available for issuance under the credit agreement that will govern the Senior Credit Facilities (the “Credit Agreement”) on terms and conditions customary for financings of this kind, which issuances will reduce availability under the Revolving Facility.

The Borrower expects to borrow an aggregate amount of $270.0 million under the Term Loan Facility on the Financing Closing Date. The Term Loan Facility was reduced from the previously contemplated amount of $425.0 million. The letters of credit and Revolving Facility will be available for limited purposes on the effective date of the Senior Credit Facilities (the “Financing Closing Date”) and for working capital and other general corporate purposes from time to time after the Financing Closing Date prior to the final maturity of the Revolving Facility.

Use of Proceeds

In connection with the consummation of the Spin-Off, the Borrower expects to transfer approximately $160 million of the net proceeds of the Term Loan Facility to Nuance, subject to adjustment due to final transaction expenses and cash on the Cerence balance sheet prior to receiving proceeds from the Term Loan Facility. It is expected that Cerence will have approximately $110 million of cash on its balance sheet upon the closing of the Spin-Off.

Guarantees and Security

The Borrower’s obligations under the Credit Agreement will be jointly and severally guaranteed by certain of its existing and future direct and indirect wholly owned domestic subsidiaries (the “Guarantors”), subject to certain exceptions customary for financings of this type. All obligations of the Borrower and the Guarantors will be secured by substantially all tangible and intangible personal property and material real property of the Borrower and Guarantors, including a perfected first-priority pledge of all (or, in the case of foreign subsidiaries or subsidiaries (“FSHCO”) that own no material assets other than equity interests in foreign subsidiaries that are “controlled foreign corporations” or other FSHCOs, 65%) of the equity securities of each subsidiary of the Borrower held by any loan party, subject to certain customary exceptions and limitations.

Maturity

The Revolving Facility will mature 54 months after the Financing Closing Date, in each case with certain extension rights in the discretion of each lender. The Term Loan Facility will mature five years after the Financing Closing Date, with certain extension rights in the discretion of each lender.

Interest Rate and Fees

The Senior Credit Facilities will be subject to an interest rate, at the option of the Borrower, of either (a) base rate determined by reference to the highest of (1) the rate of interest last quoted by The Wall Street Journal as the “prime rate” in the United States, (2) the federal funds effective rate, plus 0.5% and (3) the one month adjusted LIBOR rate, plus 1% per annum (“ABR”) or (b) an adjusted LIBOR rate (“LIBOR”), in each case, plus an applicable margin. The applicable margin for the Senior Credit Facilities is expected to be 6.00% per annum (for LIBOR loans) and 5.00% per annum (for ABR loans). Accordingly, the interest rates for the Senior Credit Facilities will fluctuate during the term of the Credit Agreement based on changes in the ABR or LIBOR. Interest payments with respect to the Senior Credit Facilities will be required either on a quarterly basis (for ABR loans) or at the end of each interest period (for LIBOR loans) or, if the duration of the applicable interest period exceeds three months, then every three months.

In addition to paying interest on outstanding borrowings under the Revolving Facility, Cerence will be required to pay a quarterly commitment fee based on the unused portion of the Revolving Facility.

The Borrower will be obligated to make quarterly principal payments in an aggregate annual amount equal to 3.5% of the original principal amount of the Term Loan Facility during the first two years of the Term Loan Facility, and 10% of the original principal amount of the Term Loan Facility thereafter, with the balance payable at the maturity date thereof. Cerence expects that such amortization payments may be reduced from time to time in accordance with the terms of the Credit Agreement as a result of the application of loan prepayments made by Cerence, if any, prior to the scheduled date of payment thereof.

Prepayments

The Borrower will be able to voluntarily prepay borrowings under the Credit Agreement without premium or penalty, subject to a 1.00% prepayment premium in connection with any repricing transaction with respect to the Term Loan Facility in the first six months after the effective date of the Credit Agreement and customary “breakage” costs with respect to LIBOR loans. The Borrower will also be able to reduce the commitments under the Revolving Facility, in whole or in part, in each case, subject to certain minimum amounts and increments.

The Credit Agreement also will contain certain mandatory prepayment provisions in the event that Cerence incurs certain types of indebtedness, receive net cash proceeds from certain non-ordinary course asset sales or other dispositions of property or generate excess cash flow, starting with the fiscal year ending on September 30, 2020, 75% of excess cash flow on an annual basis (with step-downs to 50%, 25% and 0% subject to compliance with certain net first lien leverage ratios), in each case subject to terms and conditions customary for financings of this kind.

Representations and Warranties

The Credit Agreement will contain certain representations and warranties (subject to certain agreed qualifications), including, among others, (i) status, binding obligations, non-conflict with other obligations, power and authority, validity and enforceability and ranking, (ii) no insolvency, taxation and no litigation, (iii) financial statements and financial information, (iv) property ownership, (v) investment company status, (vi) security interests, (vii) government approvals, (viii) environmental matters and (ix) compliance with sanctions and anti-corruption laws.

Certain Covenants

The Credit Agreement will contain certain affirmative and negative covenants customary for financings of this type that, among other things, limit the Borrower and the Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, enter into restrictive agreements, to designate subsidiaries as unrestricted, to make certain investments, loans, advances, guarantees and acquisitions to prepay certain indebtedness and to pay dividends, to make other distributions or redemptions/repurchases, in respect of the Borrower and the Borrower’s subsidiaries’ equity interests, to engage in transactions with affiliates or to amend certain material documents.

In addition, the Credit Agreement will contain a financial covenant requiring the maintenance of a net first lien leverage ratio of not greater than 6.00 to 1.00.

Events of Default

The Credit Agreement will contain customary events of default, including with respect to a failure to make payments under the Senior Credit Facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events.

The definitive documentation with respect to the Senior Credit Facilities is expected to be entered into on or prior to the date of the closing of the Spin-Off. The foregoing summary of certain provisions expected to be included in the Credit Agreement reflects the current expectation of Cerence, but because the Credit Agreement has not yet been executed, the actual terms of the Senior Credit Facilities may differ from those described above. In addition, incurring the borrowings under the Senior Credit Facilities will be subject to customary closing conditions.

Forward-Looking Statements

Statements in this report regarding the spin-off and separation as well as the expected terms of the Senior Credit Facilities constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “intends” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: the ability to effect the separation and spin-off of our Automotive business; our ability to successfully wind-down certain products or business lines; fluctuations in demand for our existing and future products; fluctuations in the mix of products and services sold in specific periods; further unanticipated costs resulting from the FY17 malware incident including potential costs associated with governmental investigations that may result from the incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure, and changing business models in the markets and industries we serve; changes to economic conditions in the United States and internationally; the imposition of tariffs or other trade measures particularly between the United States and China; potential future impairment charges related to our reorganized business reporting units; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses and to cut stranded costs related to divested businesses; and the other factors described in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission as well as those described in Cerence Inc.’s Registration Statement on Form 10. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.

By:	/s/ Daniel D. Tempesta
Name:	Daniel D. Tempesta
Title:	Executive Vice President and Chief Financial Officer

Date: September 30, 2019